BACCHUS LAW GROUP Corporate & Securities Law	1511 West 40th Avenue Vancouver, BC V6M 1V7 Tel 604.732.4804 Fax 604.408.5177

July 14, 2006

Securities and Exchange Commission
100 F Street, North East
Washington, D. C. 20549

Dear Sirs/Mesdames:

Re:	Avalon Energy Corporation

Please be advised that, I have reached the following conclusions regarding the above offering:

1.

AVALON ENERGY CORPORATION. (the "Company") is a duly and legally organized and existing Nevada state corporation, with its registered office located at 50 West Liberty Street, Reno, Nevada 89501 and its principal place of business located at Suite 806 – 1288 Alberni Street, Vancouver, British Columbia, Canada V6E 4R8. The Articles of Incorporation and corporate registration fees were submitted to the Office of the Secretary of State of Nevada and filed with the office on November 29, 1983. The Company's existence and form is valid and legal pursuant to the representation above.

2.

The Company is a fully and duly incorporated Nevada corporate entity. The Company has one class of common stock at this time. It also has two classes of preferred stock. Neither the articles of incorporation, bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common stock. The 13,200,000 shares of common stock being registered by the Company on this Registration Statement, which include 9,200,000 shares of Common Stock that are issued and Outstanding, and 4,000,000 shares of Common Stock issuable upon the exercise of warrants, are in legal form and in compliance with the laws of the State of Nevada, and are legally issued, fully paid and non-assessable. In addition, I am of the opinion that the Shares to be sold by the Selling Shareholders pursuant to this Registration Statement, when sold will be validly issued, fully paid and non-assessable shares of the Company's common stock. The common stock underlying warrants being registered pursuant to this Form SB-2 Registration Statement is likewise legal under the laws of the State of Nevada and when issued, it will be legally issued, fully paid, and non-assessable shares of the Company's common stock.

3.	The Company's outstanding shares are all common shares. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

I hereby consent to being named in the Form SB-2 Registration Statement as having rendered the foregoing opinion. I also consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving my consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Yours truly,

BACCHUS LAW GROUP

Per: /s/ Faiyaz Dean

Faiyaz Dean
Attorney-at-law
Member, Washington State Bar Association